As filed with the Securities and Exchange Commission on September 20, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEMPRA ENERGY

(Exact name of registrant as specified in its charter)

California	33-0732627
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 Ash Street

San Diego, California 92101

(619) 696-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

THE MESQUITE POWER LLC SAVINGS PLAN

THE TWIN OAKS SAVINGS PLAN

(Full title of Plans)

Copy to:

GARY W. KYLE Chief Corporate Counsel Sempra Energy 101 Ash Street San Diego, California 92101 (619) 696-2000	BARRY CLARKSON, ESQ. REGINA M. SCHLATTER, ESQ. Latham & Watkins LLP 650 Town Center Drive, Suite 2000 Costa Mesa, California 92626 (714) 540-1235
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, without par value, under the Plans(2)	250,000 shares	$45.06	$11,265,000	$1,326

(1)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and is based on the average of the high and low sales price of the Common Stock ($45.06), as reported on the New York Stock Exchange on September 13, 2005, pursuant to rule 457(c).
(2)	In the event of a stock split, stock dividend, or similar transaction involving the Company’s Common Stock, the number of shares registered hereby shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Mesquite Power LLC Savings Plan and the Twin Oaks Savings Plan described herein.
(3)	Each share of our common stock being registered hereunder, if issued prior to the termination by the Company of its Rights Agreement, will include one Preferred Share Purchase Right. Prior to the occurrence of certain events, the Preferred Share Purchase Rights will not be exercisable or evidenced separately from the common stock.

Proposed sale to take place from time to time after the effective date of the Registration Statement.

PART I

The information called for in Part I of Form S-8 is not being prepared with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Commission by the Company, are incorporated as of their respective dates in this Registration Statement by reference:

A.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on February 23, 2005 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

B.	The Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005, filed with the Commission on May 4, 2005 and August 3, 2005, respectively, pursuant to Section 13 of the Exchange Act;

C.	The Company’s Current Reports on Form 8-K, filed with the Commission on January 11, 2005, January 20, 2005, March 18, 2005, June 23, 2005, August 11, 2005, September 9, 2005 and September 16, 2005;

D.	The Annual Report of Employee Stock Purchase, Savings and Similar Plans on Form 11-K for the fiscal year ended December 31, 2004, filed with the Commission on June 29, 2005; and

E.	The description of the Company’s Common Stock and Preferred Stock Purchase Rights contained in the Company’s Registration Statement on Form 8-A (Reg. No. 001-14201) filed with the Commission on June 5, 1998, including any subsequently filed amendments and reports updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. A Current Report on Form 8-K furnished to the Commission shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 317 of the Corporations Code of the State of California permits a corporation to provide indemnification to its directors and officers under certain circumstances. The registrant’s Amended and Restated Articles of Incorporation and its Amended and Restated Bylaws eliminate the liability of directors for monetary damages to the fullest extent permissible under California law and provide that indemnification for liability for monetary damages incurred by directors, officers and other agents of the registrant shall be allowed, subject to certain limitations, in excess of the indemnification otherwise permissible under California law. In addition, the registrant has indemnification agreements with each of its officers and directors that provide for indemnification for monetary damages to the fullest extent permissible under California law. The registrant maintains liability insurance and is also insured against loss for which it may be required or permitted by law to indemnify its directors and officers for their related acts.

The directors and officers of the registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See Index to Exhibits on page 8.

The Company has submitted a request for a determination letter with the Internal Revenue Service regarding the Plans and will timely make all changes required by the Internal Revenue Service in order to qualify the Plans under Section 401 of the Internal Revenue Code and obtain a determination letter.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 19th day of September, 2005.

Sempra Energy, a California corporation

By:	/s/ STEPHEN L. BAUM
Stephen L. Baum
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Stephen L. Baum, M. Javade Chaudhri and Neal E. Schmale, and each of them, as attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on September 13, 2005.

Signature	Title

/s/ STEPHEN L. BAUM Stephen L. Baum	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

/s/ DONALD E. FELSINGER Donald E. Felsinger	Chief Operating Officer, President and Director

/s/ NEAL E. SCHMALE Neal E. Schmale	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ FRANK H. AULT Frank H. Ault	Senior Vice President and Controller (Principal Accounting Officer)

/s/ JAMES G. BROCKSMITH, JR. James G. Brocksmith, Jr.	Director

/s/ RICHARD A. COLLATO Richard A. Collato	Director

/s/ WILFORD D. GODBOLD, JR. Wilford D. Godbold, Jr.	Director

/s/ WILLIAM D. JONES William D. Jones	Director

Signature	Title

/s/ RICHARD G. NEWMAN Richard G. Newman	Director

/s/ WILLIAM G. OUCHI William G. Ouchi	Director

/s/ WILLIAM C. RUSNACK William C. Rusnack	Director

/s/ WILLIAM P. RUTLEDGE William P. Rutledge	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the trustee (or other persons who administer the Mesquite Power LLC Savings Plan and the Twin Oaks Savings Plan) has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 19th day of September, 2005.

Mesquite Power LLC Savings Plan

By:	/s/ G. JOYCE ROWLAND
G. Joyce Rowland
Sr. Vice President—Human Resources

Twin Oaks Savings Plan

By:	/s/ G. JOYCE ROWLAND
G. Joyce Rowland
Sr. Vice President—Human Resources

INDEX TO EXHIBITS

EXHIBIT
4.1	Rights Agreement dated May 26, 1998 between Sempra Energy and First Chicago Trust Company of New York, as rights agent (Incorporated by reference from the Registration Statement on Form 8-A File No. 001-14201 filed June 5, 1998 (Exhibit 1)).

5.1	Opinion of Gary W. Kyle

23.1	Consent of Gary W. Kyle (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Powers of Attorney (included on signature page to this Registration Statement)